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      CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING,
            OPTIONAL AND OTHER SPECIAL RIGHTS OF PREFERRED STOCK AND
              QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

                                       OF

           18% SENIOR CONVERTIBLE REDEEMABLE SERIES D PREFERRED STOCK

                                       OF

                          APCOA/STANDARD PARKING, INC.

                             ----------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware
                             ----------------------

               APCOA/Standard Parking, Inc. (the "COMPANY"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify that, pursuant to the provisions of
Section 151 of the DGCL, the Company's Board of Directors has adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

               WHEREAS, the Board of Directors of the Company (the "BOARD") is authorized, within the limitations and restrictions stated in the Company's Amended and Restated Certificate of Incorporation (the "CERTIFICATE OF INCORPORATION"), to fix by resolution or resolutions the designation of each series of Preferred Stock of the Company (the "PREFERRED STOCK") and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board under the DGCL; and

               WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid, to designate and fix the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of a series of the Preferred Stock and the number of shares constituting such series.

               NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized and designated such a series of the Preferred Stock and that the Board hereby fixes the designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof as herein set forth:

        1. DESIGNATION. The designation of the series of the Preferred Stock authorized by this resolution shall be "18% Senior Convertible Redeemable Series D Preferred Stock" (the "SERIES D STOCK"). The number of shares of Series D Stock authorized for issuance shall be 17,500, and each such share shall have a par value of $0.01.

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        2.     RANK. The Series D Stock shall, with respect to dividend rights and rights on liquidation, rank (a) junior to, or on a parity with, as the case may be, any other series of the Preferred Stock established by the Board, the terms of which shall specifically provide that such series shall rank senior to, or on parity with, as the case may be, the Series D Stock with respect to dividend rights and rights on liquidation, (b) senior to the existing Series C Preferred Stock of the Company (the "SERIES C STOCK"), and (c) senior to any other equity securities of the Company, including all classes of Company Common Stock. (All of such equity securities of the Company to which the Series D Stock ranks prior, including the Series C Stock and all classes of Company Common Stock, are at times collectively referred to herein as the "JUNIOR SECURITIES").

        3. DIVIDENDS. (a) The holders of record of shares of Series D Stock on the record date specified by the Board at the time such dividend is declared shall be entitled to receive, when, as and if declared by the Board, to the extent permitted under the DGCL, preferred dividends cumulative quarterly and payable on the first day of March, June, September and December (each such day being a "DIVIDEND PAYMENT DATE"); PROVIDED, that such record date shall not be more than sixty (60) days nor less than ten (10) days prior to the respective Dividend Payment Date; PROVIDED, FURTHER, that such dividends may, at the option of the Board, accrue and accumulate. Each of such dividends shall be fully cumulative and shall accrue (whether or not declared, whether or not the Company has earnings or profits, and whether or not there are funds legally available for the payment of such dividends), without interest, from the first day of each of March, June, September and December, except that with respect to the first dividend, such dividend shall accrue from the date of the issuance of the Series D Stock. The per annum dividend rate on outstanding shares shall be 18% per share, of which 3% may, at the option of the Board, be paid in cash and the remaining 15% shall accrue and accumulate until paid; PROVIDED, that the Company may not pay any portion of such dividend in cash until on or after December 15, 2002. The Company shall take all actions required or permitted under the DGCL to permit the payment of dividends on the Series D Stock, including, without limitation, through the revaluation of its assets in accordance with the DGCL, to make or keep funds legally available for the payment of dividends.

               (b) (i) All dividends paid with respect to shares of Series D Stock pursuant to paragraph (3)(a) shall be paid PRO RATA to the holders entitled thereto. Dividends will be computed on the basis of a 360-day year comprised of twelve 30-day months.

               (c) Each fractional share of Series D Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Series D Stock pursuant to Paragraph (3)(a) hereof, and all such dividends with respect to such outstanding fractional shares shall be fully cumulative and shall accrue (whether or not declared) without interest, and shall be payable in the same manner and at such times as provided for in Paragraph (3)(a) hereof with respect to dividends on each outstanding share of Series D Stock.

               (d) Notwithstanding anything contained herein to the contrary, no cash dividends on shares of Series D Stock shall be declared by the Board or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, specifically prohibits such declaration, payment or setting apart for payment; PROVIDED, that nothing herein contained shall

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in any way or under any circumstance be construed or deemed to require the Board to declare, or the Company to pay or set apart for payment, any dividends on shares of Series D Stock at any time, whether or not permitted by any of such agreements.

               (e) If at any time the Company shall have failed to pay all dividends that have accrued on any outstanding shares of any other series of the Preferred Stock having cumulative dividend rights ranking prior to or on parity with the shares of Series D Stock at the times such dividends are payable, no cash dividend shall be declared by the Board or paid or set apart for payment by the Company on shares of Series D Stock unless prior to or concurrently with such declaration, payment or setting apart for payment, all accrued and unpaid dividends on all outstanding shares of such other series of the Preferred Stock shall have been or be declared, paid or set apart for payment, without interest; PROVIDED, that in the event such failure to pay accrued dividends is only with respect to the outstanding shares of Series D Stock and any outstanding shares of any other series of the Preferred Stock having cumulative dividend rights on parity with the shares of Series D Stock, subject to Paragraph 3(d) above, cash dividends may be declared, paid or set apart for payment, without interest, PRO RATA on shares of Series D Stock and shares of such other series of the Preferred Stock so that the amount of any cash dividends declared, paid or set apart for payment on shares of Series D Stock and shares of such other series of the Preferred Stock shall in all cases bear to each other the same ratio that, at the time of such declaration, payment or setting apart for payment, all accrued but unpaid cash dividends on shares of Series D Stock and shares of such other series of the Preferred Stock bear to each other. Any dividend not paid pursuant to Paragraph (3)(a) hereof or this Paragraph (3)(e) shall be fully cumulative and shall accrue (whether or not declared), without interest, as set forth in Paragraph (3)(a) hereof.

               (f) Holders of shares of Series D Stock shall be entitled to receive the dividends provided for in Paragraph (3)(a) hereof in preference to and in priority over any dividends upon any of the Junior Securities.

               (g) So long as any shares of Series D Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend on any of the Junior Securities or any warrants, rights, calls or options exercisable for any of the Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property (other than pursuant to the conversion rights set forth herein and other than distributions or dividends in stock to the holders of such stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any of the Junior Securities or any warrants, rights, calls or options exercisable for any of the Junior Securities, UNLESS prior to or concurrently with such declaration, payment, setting apart for payment, purchase or distribution, as the case may be, all accrued and unpaid cash dividends on shares of Series D Stock not paid on the dates provided for in Paragraph (3)(a) hereof (including if not paid pursuant to the terms and conditions of paragraph (3)(a) or Paragraph (3)(e) hereof) shall have been or be paid; PROVIDED, that the Company may declare dividends on the Series C Stock and pay such dividends in cash so long as at the time of each such declaration, all dividends on the Series D Stock shall have been timely and properly declared; PROVIDED, FURTHER, that nothing herein contained shall limit or restrict the Company or any corporation or other entity directly or indirectly controlled by the Company from purchasing, redeeming or otherwise retiring any securities of the Company, including any Junior Securities

                                       -3-
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and any warrants, rights, calls or options exercisable for any of the Junior
Securities, (I) issued to any individual who was or is an employee or officer of the Company or any of its subsidiaries, or (II) that are subject to any stockholders agreement, any agreement providing for put/call rights or any similar agreement to which the Company or any of its subsidiaries is a party, which agreement provides for such purchase, redemption or retirement.

               (h) Subject to the foregoing provisions of this Paragraph 3, the Board may declare, and the Company may pay or set apart for payment, dividends and other distributions on any of the Junior Securities, and pay, purchase or otherwise redeem any of the Junior Securities or any warrants, rights or options exercisable for any of the Junior Securities, and the holders of the shares of Series D Stock shall not be entitled to share therein.

        4. LIQUIDATION PREFERENCE. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series D Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount in cash equal to ten thousand dollars ($10,000) for each share outstanding (the "LIQUIDATION AMOUNT") plus an amount in cash equal to all accrued but unpaid dividends thereon to the date fixed for liquidation, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities; PROVIDED, that the holders of outstanding shares of Series D Stock shall not be entitled to receive such liquidation payment until the liquidation payments on all outstanding shares of any other series of the Preferred Stock having liquidation rights ranking prior to the shares of Series D Stock shall have been paid in full. If the assets of the Company are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of Series D Stock and any outstanding shares of any other series of the Preferred Stock having liquidation rights on parity with the shares of Series D Stock, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series D Stock and the holders of outstanding shares of such other series of the Preferred Stock are entitled were paid in full. The consolidation or merger of the Company with another entity shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and shall not give rise to any rights provided for in this Paragraph 4.

               (b) The liquidation payment with respect to each fractional share of Series D Stock outstanding or accrued but unpaid shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series D Stock.

        5.     REDEMPTION. (a) OPTIONAL.

                      (I) Shares of Series D Stock may be redeemed, in whole or from time to time in part, at the election of the Company (the "OPTIONAL REDEMPTION"), at a redemption price per share in cash (the "REDEMPTION PRICE") equal to 118% of (x) the then-effective Liquidation Amount applicable to such share (treating the applicable date of redemption as the date of liquidation, dissolution or winding-up for such purpose) and (y) all accrued but unpaid dividends thereon.

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                      (II)   Shares of Series D Stock may be redeemed, in whole
        or from time to time in part, at a price per share equal to the then-effective Redemption Price at the election of the holder thereof or the Company, upon the occurrence of a Change of Control (as defined below) (a "CHANGE OF CONTROL REDEMPTION"), in which case the Redemption Price shall be paid in cash; PROVIDED, that if, upon the occurrence of a Change of Control Redemption, (x) the Company does not have sufficient funds available to pay the Redemption Price in cash, and (y) the parties to the Credit Agreement have not foreclosed or exercised their right to vote the shares of capital stock that have been pledged to such parties as collateral under the Credit Agreement, then holders of a majority of the shares of Series D Stock shall have the right to appoint a number of directors to the Board equal to the then-current number of directors plus one, and the Board shall take all action necessary, including amending the by-laws of the Company, to ensure that such appointments are valid and effective; PROVIDED, FURTHER, that the Company shall not be required to make a Change of Control Redemption if such a redemption would be prohibited by the terms of the 9-1/4% Notes, the New Notes or the Credit Agreement. If the Redemption Price payable in respect of a Change of Control Redemption shall not be paid in cash, the Board shall promptly declare a special dividend, payable in shares of Series D Stock, in an amount equal to the excess of the then-effective Redemption Price over the Liquidation Amount.

                      (III) Upon the occurrence of an IPO (an "IPO REDEMPTION"), each share of Series D Stock may, at the election of the Company, be redeemed for an amount in cash equal to the then-effective Redemption Price.

               (b) MANDATORY. On June 15, 2008 (the "MANDATORY REDEMPTION DATE"), the Company shall redeem (subject to the legal availability of funds therefor) all outstanding shares of Series D Stock at the then-effective Redemption Price, payable in cash.

               (c) ALLOCATION. If the Company elects to make an Optional Redemption, a Change of Control Redemption or an IPO Redemption, the Company may redeem all or any number of the shares of Series D Stock then outstanding. If the Company shall elect to redeem less than all of the shares of Series D Stock then outstanding, the Company shall determine the number of shares of Series D Stock to be redeemed and shall redeem from each holder a number of shares of Series D Stock equal to the product of (i) the number of shares of Series D Stock held by such holder multiplied by (ii) a fraction, the numerator of which shall be the number of shares of Series D Stock included in such redemption by the Company and the denominator of which shall be the total number of shares of Series D Stock then outstanding.

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        6.     CONVERSION. If, upon the occurrence of an IPO, the Company does not redeem shares of Series D Stock pursuant to Paragraph 5(a)(III), at the election of the Company or, if the Company does not make such an election, at the election of the holder thereof, all of such holder's shares of Series D Stock shall be converted into a number of shares of Company Common Stock equal to the quotient of the then-effective Redemption Price divided by the price per share at which shares of Company Common Stock are sold in such IPO (a "CONVERSION").

        7.     PROCEDURE FOR REDEMPTION AND CONVERSION.

               (a)    REDEMPTION.

                      (I) In the event the Company shall redeem shares of Series D Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Company. Each such notice shall state: (v) the redemption date; (w) the number of shares of Series D Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; (x) the Redemption Price; (y) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and
        (z) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

                      (II) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Company in providing money for the payment of the redemption price of the shares called for redemption) dividends on the shares of Series D Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the Redemption Price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be redeemed by the Company at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

               (b)    CONVERSION.

                      (I) In the event the Company or the holder thereof shall elect to convert shares of Series D Stock in connection with an IPO, notice of such Conversion shall be given by the party making such election by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the Conversion date, to (i) each holder of record of the shares to be converted, at such holder's address as the same appears on the stock register of the Company, if the Company shall be the party electing to convert shares, or (ii) to the Company, if a holder shall be the party electing to convert shares. Each such notice shall state: (v) the Conversion date; (w) the number of shares of Series D Stock to be converted; (x) the Redemption Price; (y) the place or places where certificates for such shares are to be surrendered for Conversion of such shares;

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        and (z) that dividends on the shares to be converted will cease to accrue on such Conversion date.

                      (II) Notice having been mailed as aforesaid, from and after the Conversion date dividends on the shares of Series D Stock so called for conversion shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as holders of Series D Stock the Company (except the right to receive from the Company the number of shares of Company Common Stock applicable to such Conversion) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so converted (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), a new certificate for the shares of Company Common Stock into which such shares of Series D Stock are converted shall be issued.

        8.     VOTING RIGHTS.

               (a) The holders of record of Series D Stock shall not be entitled to any voting rights except as hereinafter provided in this Paragraph 8.

               (b) So long as any shares of Series D Stock are outstanding, the Company will not, without the affirmative vote or consent at an annual or special meeting of its stockholders of at least a majority of the outstanding shares of Series D Stock (excluding treasury shares and shares held by Subsidiaries of the Company) voting as a separate class, create any class or series of shares ranking senior to the Series D Stock either as to dividends or upon liquidation, or amend, alter or repeal (whether by merger, consolidation or otherwise) the Certificate of Incorporation to affect adversely the voting powers (except as such powers may be limited by the voting rights given to additional shares of any class), rights or preferences of the Series D Stock.

               (c) At any annual or special meeting of the stockholders of the Company at which a matter is submitted to the holders of Series D Stock, each holder shall be entitled to one vote per share of Series D Stock.

        9. CERTAIN ADDITIONAL PROVISIONS. The Company shall comply with each of the covenants set forth below. If at any time the Company breaches any of such covenants (an "EVENT OF DEFAULT"), holders of a majority of the shares of Series D Stock shall have the right to appoint one (1) director to the Board and the Board shall take all action necessary, including amending the by-laws of the Company, to ensure that such appointment is valid and effective.

               (a) LIMITATION ON ISSUANCES OF CAPITAL STOCK OF WHOLLY OWNED RESTRICTED SUBSIDIARIES. The Company (i) shall not, and shall not permit any Wholly Owned Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless (A) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Restricted Subsidiary, and (B) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with Paragraph 9(g) of this Certificate of Designation, and (ii) will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its

                                       -7-
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Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.

               (b) BUSINESS ACTIVITIES. The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

               (c)    RESTRICTED PAYMENTS.

                      (i) From and after the date of the first issuance of Series D Stock the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

                      (A) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company);

                      (B) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

                      (C) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is PARI PASSU with or subordinated to the 9-1/4% Notes (other than the 9-1/4% Notes), except a payment of interest or principal at Stated Maturity; or

                      (D) make any Restricted Investment (all such payments and other actions set forth in these clauses (A) through (D) above being collectively referred to as "RESTRICTED PAYMENTS"),

unless, at the time of and after giving effect to such Restricted Payment:

                      (A) no Event of Default would occur as a consequence thereof;

                      (B) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Paragraph 9(e) hereof; and

                      (C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Subsidiaries after the date of the

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        first issuance of Series D Stock (excluding Restricted Payments permitted by clauses (B) and (C) of paragraph (ii) below), is less than the sum of:

                             (1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the first issuance of Series D Stock to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

                             (2)  100% of the aggregate net cash proceeds
               received by the Company from the issue or sale since the date of the first issuance of Series D Stock of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus

                             (3) to the extent that any Restricted Investment that was made after the date of the first issuance of Series D Stock is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investment, plus

                             (4)  if any Unrestricted Subsidiary (x) is
               redesignated as a Restricted Subsidiary, the fair market value of such redesignated Subsidiary (as determined in good faith by the Board) as of the date of its redesignation or (y) pays any cash dividends or cash distributions to the Company or any of its Restricted Subsidiaries, 50% of any such cash dividends or cash distributions made after the date of the first issuance of Series D Stock.

               (ii)   The foregoing provisions will not prohibit:

                      (A) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Certificate of Designation;

                      (B) the redemption, repurchase, retirement, defeasance or other acquisition of any PARI PASSU or subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock);

                      (C) the defeasance, redemption, repurchase or other acquisition of PARI PASSU or subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

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                      (D)    the payment of any dividend by a Restricted
               Subsidiary of the Company to the holders of its Equity Interests on a PRO RATA basis;

                      (E) Investments in any Person (other than the Company or a Wholly Owned Restricted Subsidiary) engaged in a Permitted Business in an amount taken together with all other Investments made pursuant to this clause (E) that are at that time outstanding not to exceed $5.0 million;

                      (F) other Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (F) that are at that time outstanding, not to exceed $2.0 million;

                      (G) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings or the Company held by any member of Holdings' or the Company's (or any of their Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement or in connection with the termination of employment of any employees or management of Holdings or the Company or their Subsidiaries; PROVIDED, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2.0 million in the aggregate plus the aggregate cash proceeds received by Holdings or the Company after the date of the first issuance of Series D Stock from any reissuance of Equity Interests by Holdings or the Company to members of management of Holdings or the Company and their Restricted Subsidiaries; and

                      (I) other Restricted Payments in an aggregate amount not to exceed $10.0 million.

               The Board may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause an Event of Default; PROVIDED, that in no event shall the business currently operated by any Subsidiary Guarantor be transferred to or held by an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under clause (i) of this Paragraph 9(c). All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation (as determined in good faith by the Board). Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

               The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the Board, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million.

               (d) DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES.

                      (i) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

                             (A)  (1) pay dividends or make any other
               distributions to the Company or any of its Restricted Subsidiaries (x) on its Capital Stock or (y) with respect to any other interest or participation in, or measured by, its profits, or (2) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

                             (B) make loans or advances to the Company or any of its Restricted Subsidiaries; or

                             (C) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

                      (ii) The encumbrances and restrictions in Paragraph 9(d)(i) will not apply to encumbrances or restrictions existing under or by reason of:

                      (A) Existing Indebtedness as in effect on the date of the first issuance of Series D Stock;

                      (B) the Credit Agreement as in effect as of the date of the first issuance of Series D Stock, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; PROVIDED, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive in the aggregate (as determined by the Credit Agent in good faith) with respect to such dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the date of the first issuance of Series D Stock;

                      (C) the Indenture, the 9-1/4% Notes, the New Indenture or the New Notes;

                      (D)    any applicable law, rule, regulation or order;

                      (E) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; PROVIDED, that in the case of Indebtedness, such Indebtedness was permitted by the terms of this Certificate of Designation to be incurred;

                      (F) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

                      (G) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (C) of Paragraph 9(d)(i) above on the property so acquired;

                      (H) Permitted Refinancing Indebtedness; PROVIDED, that the material restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

                      (I) contracts for the sale of assets, including without limitation customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary; and

                      (J) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

               (e)    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED
STOCK.

                      (i) The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "INCUR") any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; PROVIDED, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

                      (ii) The provisions of Paragraph 9(e)(i) will not apply the incurrence of any of the following items of Indebtedness (collectively, "PERMITTED DEBT"):

                      (A) the incurrence by the Company of additional Indebtedness and letters of credit pursuant to the Credit Agreement in an aggregate principal amount at any one time outstanding under this clause (A) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed $40.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently repay Indebtedness under the Credit Agreement pursuant to the covenant described in Paragraph 9(g);

                      (B) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

                      (C) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the 9-1/4% Notes, the New Notes, the Note Guarantees and the New Note Guarantees, respectively;

                      (D) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), in an aggregate principal amount not to exceed $7.5 million;

                      (E) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary; PROVIDED, that such Indebtedness was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by the Company or one of its Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by the Company or one of its Subsidiaries; PROVIDED, FURTHER, that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (E), does not exceed $5.0 million;

                      (F) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted to be incurred under Paragraph 9(e)(i) or clause (A), (B), (C), (D),
               (E) or (O) of this Paragraph 9(e)(ii);

                      (G) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; PROVIDED, that:

                             (x)  if the Company is the obligor on such
                      Indebtedness and the payee is not a Subsidiary Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the 9-1/4% Notes; and

                             (y) (I) any subsequent issuance or transfer of
                      Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary, and (II) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

                      (H) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging currency risk or interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Certificate of Designation to be outstanding;

                      (I) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

                      (J) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt; PROVIDED, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (J);

                      (K) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation to letters of credit in respect to workers' compensation claims or self-insurance, surety bonds or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; PROVIDED, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

                      (L) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, asset or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; PROVIDED, that the maximum aggregate liability of all such Indebtedness shall at no time exceed 50% of the gross proceeds actually received by the Company;

                      (M) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

                      (N) guarantees incurred in the ordinary course of business in an aggregate principal amount not to exceed $5.0 million; and

                      (O) the issuance by the Company or any of its Restricted Subsidiaries of Disqualified Stock and/or the incurrence by the Company or any of its

               Restricted Subsidiaries of additional Indebtedness, including Attributable Debt incurred after the date of the first issuance of Series D Stock, in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Disqualified Stock or Indebtedness incurred pursuant to this clause (O), not to exceed $25.0 million (which amount may but need not be incurred, in whole or in part, in clause (A) above).

               For purposes of determining compliance with this Paragraph 9(e), in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (A) through (O) above or is entitled to be incurred pursuant to Paragraph 9(e)(i), the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this Paragraph 9(e) and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to Paragraph 9(e)(i). The incurrence of Indebtedness pursuant to Paragraph 9(e)(i) described above shall not be classified as any of the items in clauses (A) through (O) above. Accrual of interest and the accretion of accreted value shall not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

               (f)    TRANSACTIONS WITH AFFILIATES.

                      (i) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "AFFILIATE TRANSACTION"), unless such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person.

                      (ii) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Paragraph 9(f)(i):

                             (A) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary;

                             (B) transactions between or among the Company and/or its Restricted Subsidiaries;

                             (C)  Permitted  Investments  and  Restricted
               Payments that are permitted by Paragraph 9(c) hereof;

                             (D)  customary loans, advances, fees and
               compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries;

                             (E) annual management fees paid to Holdings, Steamboat and their affiliates and successor entities not to exceed $5.0 million in any one year;

                             (F) transactions pursuant to any contract or agreement in effect on the date of the first issuance of Series D Stock, as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is no less favorable to the Company and its Restricted Subsidiaries than the contract or agreement as in effect on the date of the first issuance of Series D Stock or is approved by a majority of the disinterested directors of Holdings;

                             (G)  transactions between the Company or its
               Restricted Subsidiaries on the one hand, and Holdings, Steamboat and their affiliates and successor entities on the other hand, involving the procuring or provision of financial or advisory services by Holdings, Steamboat and their affiliates and successor entities; PROVIDED, that fees and expenses payable to Holdings, Steamboat and their affiliates and successor entities do not exceed the usual and customary fees and expenses or similar services; and

                             (H) the insurance arrangements between Holdings and its Subsidiaries and an Affiliate of Holberg, Holdings or Steamboat that are not less favorable to the Company or any of its Subsidiaries than those that are in effect on the date of the first issuance of Series D Stock; PROVIDED, that such arrangements are conducted in the ordinary course of business consistent with past practices.

               (g) ASSET SALES. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

                      (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

                      (ii) at least 80% of the consideration therefor received by the Company on such Restricted Subsidiary is in the form of cash; PROVIDED, that the amount of:

                      (A) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the 9-1/4% Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

                      (B) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

        Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option:

               (x) to repay permanently Senior Debt, (and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings), or

               (y) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets and parking facility agreements, in each case, in a Permitted Business.

        Pending the final application of any such Net Proceeds, the Company may temporarily reduce the revolving Indebtedness under the Credit Agreement or otherwise invest such Net Proceeds in any manner that is not prohibited by the terms of the Indenture.

               10. DEFINITIONS. For purposes of this Certificate of Designation, the following terms shall have the respective meaning set forth below:

               "9-1/4% NOTES" shall mean the 9-1/4% Senior Subordinated Notes due 2008 of the Company, as amended.

               "ACQUIRED DEBT" shall mean, with respect to any specified Person
(i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

               "AFFILIATE" of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," (including, with correlative meanings, the terms, "controlling," "controlled by" and "under common control with") as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

               "AGENT" shall mean any registrar, paying agent or co-registrar.

               "ASSET SALE" shall mean:

        (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices; and

        (ii) the issuance or sale of Equity Interests by any of the Company's Restricted Subsidiaries.

               Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

        (i) any single transaction or series of related transactions that involves assets having a fair market value, or for net proceeds, of less than $3.0 million;

        (ii) a transfer of assets between or among the Company and its Wholly Owned Restricted Subsidiaries;

        (iii) an issuance of Equity Interests by a Restricted Subsidiary to the Company, Holdings or to another Wholly Owned Subsidiary; and

        (iv) a Restricted Payment or Permitted Investment that is permitted by Paragraph 9(c) hereof.

               "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction shall mean, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

               "BANKRUPTCY LAW" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

               "BOARD OF DIRECTORS" shall mean (i) with respect to a corporation, the board of directors of the corporation; (ii) with respect to a partnership, the Board of Directors of the general partner of the partnership; and (iii) with respect to any other Person, the board or committee of such Person serving a similar function.

               "CAPITAL LEASE OBLIGATION" shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

               "CAPITAL STOCK" shall mean (i) in the case of a corporation, corporate stock; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

               "CASH EQUIVALENTS" shall mean

               (i)    United States dollars;

               (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition;

               (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

               (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above; and

               (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and, in each case, maturing within six months after the date of acquisition.

               "CHANGE OF CONTROL" shall mean the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Holdings and its Subsidiaries or of the Company and its Subsidiaries, in each case, taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange
Act) other than the Principals or their Related Parties and Permitted Holders,
(ii) the adoption of a plan relating to the liquidation or dissolution of Holdings or the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties and Permitted Holders, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of Holdings or the Company (measured by voting power rather than number of shares), (iv) the first day on which a majority of the members of the Board are not Continuing Directors or (v) Holdings or the Company consolidates with, or merges with or into, any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, Holdings or the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Holdings or the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Holdings or the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

               "COMPANY COMMON STOCK" shall mean the shares of common stock, par value $0.01, of the Company.

               "CONSOLIDATED NET INCOME" shall mean, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED, that:

        (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary of the Person;

        (ii) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

        (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

        (iv) the cumulative effect of a change in accounting principles will be excluded; and

        (v) the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries for purposes of Paragraph 9(e) of this Certificate of Designation.

               "CONTINUING DIRECTORS" shall mean, as of any date of determination, any member of the board of directors of such Person who (a) was a member of such board of directors on the date of the first issuance of Series D Stock or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

               "CREDIT AGENT" shall mean LaSalle Bank National Association, in its capacity as Agent for the lenders party to the Credit Agreement or any successor thereto or any person otherwise appointed.

               "CREDIT AGREEMENT" shall mean that certain Credit Agreement, dated as of January 11, 2002, by and among the Company and LaSalle Bank National Association as Agent, LaSalle Bank National Association and Bank One, N.A., together with all related agreements, instruments and documents executed or delivered pursuant thereto at any time, in each case as such agreements, instruments and documents may be amended, restated, modified or supplemented and in effect from time to time, including any agreements, instruments or documents extending the maturity of, refinancing, replacing or otherwise restructuring all or any portion of the indebtedness and other obligations under such credit agreement or any successor or replacement agreement, whether by the same or any other agent, lender or group of lenders.

               "CREDIT FACILITIES" shall mean, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

               "CUSTODIAN" shall mean any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

               "DISQUALIFIED STOCK" shall mean any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the 9-1/4% Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Paragraph 9(c) hereof.

               "EQUITY INTERESTS" shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

               "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

               "EXISTING INDEBTEDNESS" shall mean Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the first issuance of Series D Stock, until such amounts are repaid.

               "GAAP" shall mean generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the first issuance of Series D Stock.

               "GUARANTEE" shall mean a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

               "GUARANTOR" shall mean each of (i) the guarantors listed on the signature pages to the Indenture; and (ii) any other Subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns

               "HEDGING OBLIGATIONS" shall mean, with respect to any specified Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements

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and interest rate collar agreements; and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency rates.

               "HOLBERG" shall mean Holberg Industries, Inc., a Delaware corporation.

               "HOLDINGS" shall mean AP Holdings, Inc., a Delaware corporation and the parent (but not 100% owner) of the Company.

               "INDEBTEDNESS" shall mean, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, (i) in respect of borrowed money; (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (iii) in respect of banker's acceptances; (iv) representing Capital Lease Obligations; (v) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or (vi) representing any Hedging Obligations, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

               The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest; and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

               Notwithstanding anything to the contrary, any put right, right of redemption or right of repurchase will, in any such case, for the purposes of this definition, not be treated as Indebtedness, no matter what the accounting treatment of said transaction may be. In addition, notwithstanding anything to the contrary, the carrying value (as determined in accordance with FASB 15) of any Indebtedness that has been redeemed shall not be deemed Indebtedness for purposes of this definition.

               "INDENTURE" shall mean the Indenture, dated as of March 30, 1998, among the Company, the Subsidiary Guarantors and State Street Bank and Trust Company, as trustee thereunder, relating to the 9-1/4% Notes, as the same may be from time to time amended, supplemented and/or restated.

               "INVESTMENT" shall mean, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the second paragraph of Section 9(c)(ii). The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the second paragraph of Section 9(c)(ii).

               "IPO" shall mean an initial public offering of shares of Company Common Stock registered under the Securities Act, whether for the sale of shares of Company Common Stock by the Company or by stockholders of the Company.

               "LIEN" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

               "NET INCOME" shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however: (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (A) any Asset Sale, including, without limitation, dispositions pursuant to sale and leaseback transactions; or
(B) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

               "NET PROCEEDS" shall mean the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

               "NEW INDENTURE" shall mean the Indenture dated January 11, 2002 among the Company, the Subsidiary Guarantors and Wilmington Trust Company, as trustee thereunder, relating to the New Notes, as the same may be from time to time amended, supplemented and/or restated.

               "NEW NOTE GUARANTEE" shall mean the Guarantee by each guarantor of the Company's payment obligations under the New Indenture and on the New Notes, executed pursuant to the provisions of the New Indenture.

               "NEW NOTES" shall mean the 14% Senior Subordinated Second Lien Notes due 2006 of the Company, as the same may be amended, restated, modified or supplemented from time to time.

               "NON-RECOURSE DEBT" shall mean Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (B) is directly or indirectly liable (as a guarantor or otherwise), or (C) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the New Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

               "NOTE GUARANTEE" shall mean the Guarantee by each Guarantor of the Company's payment obligations under the Indenture and on the 9-1/4% Notes, executed pursuant to the provisions of the Indenture.

               "OBLIGATIONS" shall mean any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness, and in all cases whether now outstanding or hereafter created, assumed or incurred and including, without limitation, interest accruing subsequent to the filing of a petition in bankruptcy at the rate provided in the relevant document, whether or not an allowed claim, and any obligation to redeem or defease any of the foregoing.

               "OFFICER" shall mean, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

               "PERMITTED BUSINESSES" shall mean any of the businesses and any other businesses related to the businesses engaged in by the Company and its respective Restricted Subsidiaries on the date of the first issuance of Series D Stock.

               "PERMITTED HOLDER" shall mean the holders of the Series D Stock.

               "PERMITTED INVESTMENT" shall mean:

        (i) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company that is engaged in a Permitted Business;

        (ii)   any Investment in Cash Equivalents;

        (iii) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

               (A) such Person becomes a Wholly Owned Restricted Subsidiary of the Company that is engaged in a Permitted Business; or

               (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company that is engaged in a Permitted Business;

        (iv) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 3.9 of the Indenture;

        (v) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

        (vi) loans and advances made after the date of the first issuance of Series D Stock to Steamboat or any successor thereto not to exceed $10.0 million at any time outstanding;

        (vii) make and permit to remain outstanding travel and other like advances in the ordinary course of business consistent with past practices to officers, employees and consultants of the Company or a Subsidiary of the Company;

        (viii) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause
               (viii) that are at the time not to exceed $10.0 million; and

        (ix) loans and advances made after the date of the first issuance of Series D Stock to Holdings, not to exceed $9.0 million at any time outstanding.

               "PERMITTED REFINANCING INDEBTEDNESS" shall mean any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; PROVIDED, that:

        (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all reasonable expenses incurred in connection therewith);

        (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

        (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the 9-1/4% Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the 9-1/4% Notes on terms at least as favorable to the Permitted Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

        (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

               "PERSON" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other agency.

               "PRINCIPALS" shall mean Steamboat, John V. Holten or, in the case of the Company, Holdings.

               "RELATED PARTY" with respect to any Principal shall mean (i) any controlling stockholder or partner, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal, or
(ii) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (i).

               "RESTRICTED INVESTMENT" shall mean an Investment other than a Permitted Investment.

               "RESTRICTED SUBSIDIARY" shall mean any Subsidiary that is not an Unrestricted Subsidiary.

               "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

               "SENIOR DEBT" shall mean:

        (i) all Indebtedness outstanding under the Credit Agreement, including any Guarantees thereof and all Hedging Obligations with respect thereto;

        (ii) any other Indebtedness permitted to be incurred by the Company or its Restricted Subsidiaries under the terms of this Certificate of Designation, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the 9-1/4% Notes; and

        (iii)  all Obligations with respect to the foregoing.

        Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include:

        (i) any liability for federal, state, local or other taxes owed or owing by the Company;

        (ii) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates;

        (iii)  any trade payables; or

        (iv)   any Indebtedness that is incurred in violation of the Indenture.

               "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the first issuance of Series D Stock.

               "STATED MATURITY" shall mean, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

               "STEAMBOAT" shall mean Steamboat Holdings, Inc., a Delaware corporation and the parent of Holdings.

               "SUBSIDIARY" shall mean with respect to any specified Person:

                      (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

                      (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

               "UNRESTRICTED SUBSIDIARY" shall mean any Subsidiary that is designated by the Board as an Unrestricted Subsidiary pursuant to a resolution of the Board; but only to the extent that such Subsidiary:

        (i)    has no Indebtedness other than Non-Recourse Debt;

        (ii) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

        (iii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation
               (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

        (iv) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

               "VOTING STOCK" of any Person as of any date shall mean the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

               "WEIGHTED AVERAGE LIFE TO MATURITY" shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing:

               (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

               (ii) the then outstanding principal amount of such Indebtedness.

               "WHOLLY OWNED SUBSIDIARY" of any Person shall mean a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

                                  *     *     *

        IN WITNESS WHEREOF, the Company has caused this Certificate of
Designation to be duly executed by the undersigned this    day of January, 2002.

                                        By:
                                           -------------------------------------
                                        Name:
                                        Title: